UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2013

Roundy’s, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	1-35422	27-2337996
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

875 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

(Address of Principal executive offices, including Zip Code)

(414) 231-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 20, 2013, Roundy’s Supermarkets, Inc. (the “Issuer”), an indirect wholly-owned subsidiary of Roundy’s, Inc. (the “Company”), completed the private sale of $200.0 million aggregate principal amount of the 10.250% Senior Secured Second Lien Notes due 2020 (the “Notes”). The net proceeds from the issuance and sale of the Notes, together with cash on hand, were used (i) to prepay approximately $148.0 million in principal amount of the Company’s outstanding term loan (the “Credit Agreement Amendment”) and (ii) for funding the purchase of 11 Dominick’s stores throughout the Chicago area (the “Chicago Stores Acquisition”).

Purchase Agreement

On December 20, 2013, the Issuer entered into a purchase agreement (the “Purchase Agreement”) among the Issuer, the Company and all of the Issuer’s domestic restricted subsidiaries (collectively, the “Guarantors”) and Credit Suisse Securities (USA) LLC, as representative of the initial purchasers (together, the “Initial Purchasers”). Pursuant to the Purchase Agreement, the Issuer agreed to sell to the Initial Purchasers, and the Initial Purchasers agreed to purchase from the Issuer, $200.0 million in aggregate principal amount of the Notes. The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions whereby the Issuer and the Guarantors, on the one hand, and the Initial Purchasers, on the other hand, have agreed to indemnify each other against certain liabilities. The sale of the Notes closed on December 20, 2013.

Indenture

The Notes were issued pursuant to an indenture, dated December 20, 2013 (the “Indenture”), among the Issuer, the guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”). The Notes were offered at an original issue price of 96.999%.

Interest and Maturity

The Notes bear interest at a rate of 10.250% and mature on December 15, 2020. Interest is payable on the Notes on June 15 and December 15 of each year, commencing June 15, 2014.

Guarantees and Security

The Issuer’s obligations under the Notes are guaranteed by the Guarantors. The Notes and the guarantees are secured by a lien on substantially all of the Issuer’s and the Guarantors’ assets, which lien will rank junior to the liens on such assets that secure the Company’s existing credit facility.

Covenants

The Indenture contains restrictive covenants that limit the ability of the Issuer and the Issuer’s restricted subsidiaries to, among other things: incur additional debt or issue preferred stock; create liens; create restrictions on the Issuer’s subsidiaries’ ability to make payments to the Issuer; pay dividends and make other distributions in respect of the Issuer’s and its restricted subsidiaries’ capital stock; make certain investments or certain other restricted payments; guarantee indebtedness; designate unrestricted subsidiaries; sell certain kinds of assets; enter into certain types of transactions with affiliates; and effect mergers or consolidations.

Certain of these covenants will be terminated if the Notes are assigned an investment grade rating by Standard & Poor’s Rating Services and Moody’s Investors Service, Inc. and no default has occurred and is continuing.

Events of Default

The Indenture provides for events of default (subject in certain cases to customary grace and cure periods) which include, among others, nonpayment of principal or interest when due, breach of covenants or other agreements in the Indenture, defaults in payment of certain other indebtedness, certain events of bankruptcy or insolvency and when the guarantees of significant subsidiaries cease to be in full force and effect. Generally, if an event of default occurs, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare the principal of and accrued but unpaid interest on all of the Notes to be due and payable immediately.

Redemption

The Issuer may redeem the Notes, in whole or in part, at any time prior to December 15, 2016 at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, plus the “make-whole” premium set forth in the Indenture. The Issuer may redeem the Notes, in whole or in part, at any time on or after December 15, 2016 at the redemption prices set forth in the Indenture, plus accrued and unpaid interest, if any, to the redemption date. In addition, at any time on or prior to December 15, 2016, on one or more occasions, the Issuer may redeem up to 35% of the aggregate principal amount of the Notes with the net proceeds of certain equity offerings, as described in the Indenture, at a redemption price equal to 110.250% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date. If the Issuer experiences certain change of control events, holders of the Notes may require it to repurchase all or part of their Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date.

The Notes are not registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent an applicable exemption from registration requirements.

The foregoing summary of the Indenture is qualified in its entirety by reference to the actual Indenture and security agreement which are attached hereto as Exhibits 4.1 and 4.3, respectively, and are incorporated herein by reference.

Credit Agreement Amendment

Effective as of December 20, 2013 (the “Amendment Effective Date”), the Issuer amended its Credit Agreement, dated February 13, 2012 (as amended, the “Credit Agreement”) among the Issuer, Credit Suisse AG (the “Agent”) and the lenders and other parties thereto, pursuant to the Consent and Amendment No. 1 to Credit Agreement, dated December 9, 2013 (the “Amendment”), among the Issuer, the Agent and the requisite lenders party thereto. The Amendment amended the Credit Agreement to, among other things, permit the incurrence of the Notes described above and the second-priority liens securing the Notes and related obligations and revise certain financial maintenance and other covenants to provide additional flexibility.

Borrowings under the Credit Agreement bear interest, at the Issuer’s option, at (i) Adjusted LIBOR (subject to a 1.25% floor) plus 4.5% or (ii) an alternate base rate plus 3.5%. In addition, there is a fee payable quarterly in an amount equal to 0.5% per annum of the undrawn portion of the revolving facility. The term loans under the Credit Agreement will mature in February 2019 and the revolving loans will mature in February 2017.

The Issuer’s obligations under the Credit Agreement are guaranteed on a secured basis by Roundy’s Acquisition Corp. (the direct parent of the Issuer), the Company, and certain of the existing subsidiaries of the Issuer that were guarantors prior to the effectiveness of the Amendment (collectively, with the Issuer, the “Loan Parties”). The obligations and guarantees of Loan Parties are secured by a first-priority security interest in substantially all of the assets of the Loan Parties, including accounts receivable, equipment, inventory, general intangibles, intellectual property, investment property and intercompany notes; except that with respect to Roundy’s Acquisition Corp. and the Company, the collateral is limited to certain investment property, including the capital stock of Roundy’s Acquisition Corp. and the Issuer, and certain related intangible assets.

Voluntary prepayments are permitted at any time, subject to certain minimum prepayment requirements and payment of costs and expenses incurred by the lenders in connection with prepayment of Adjusted LIBOR borrowings prior to the end of the applicable interest period for such borrowings. If a voluntary prepayment occurs in connection with the prepayment or refinancing of all or any portion of the term loans with lower all-in-yield on or prior to the date that is one year after the date of the Amendment Effective Date, the Issuer will be required to pay a prepayment premium equal to 1.0%. Mandatory prepayments under the Credit Agreement will be required with (i) 75% of adjusted excess cash flow (which percentage may be reduced upon achievement and maintenance of certain leverage ratios); (ii) 100% of the net cash proceeds of assets sales or other dispositions of property by the Loan Parties (subject to certain exceptions and reinvestment provisions); and (iii) 100% of the net cash proceeds of issuances, offerings or placements of debt obligations of the Loan Parties not otherwise permitted to be incurred under the Credit Agreement and certain refinancing debt.

The Credit Agreement contains customary affirmative covenants, including (i) maintenance of legal existence and compliance with laws and regulations; (ii) delivery of consolidated financial statements and other information; (iii) maintenance of properties in good working order; (iv) payment of taxes; (v) delivery of notices of defaults, litigation, ERISA events and material adverse changes; (vi) maintenance of adequate insurance; and (vii) inspection of books and records. The Credit Agreement also contains customary negative covenants, including restrictions on (i) dividends on, and redemptions of, equity interest and other restricted payments (with a permitted basket for cash dividends on common stock based on the Loan Parties’ retained portion of adjusted excess cash flow measured cumulatively, in each case, subject to pro forma compliance with financial covenants, total leverage ratio not exceeding 3.50 to 1.00 on a pro forma basis, senior secured leverage ratio not exceeding 2.50 to 1.00 and no default or event of default continuing; (ii) liens and sale-leaseback transactions; (iii) loans and investments; (iv) guarantees and hedging agreements; (v) the sale, transfer or disposition of assets and businesses; (vi) transactions with affiliates; (vii) changes in business conducted by the Loan Parties; (viii) payment or amendment of certain other debt and organizational documents; and (ix) maximum capital expenditures.

Events of default under the Credit Agreement include, but are not limited to: (i) failure to pay principal, interest, fees or other amounts under the Credit Agreement when due, taking into account any applicable grace period; (ii) any representation or warranty proving to have been incorrect in any material respect when made; (iii) failure to perform or observe covenants or other terms of the Credit Agreement subject to certain grace periods; (iv) a cross-default and cross-acceleration with certain other debt; (v) bankruptcy events; (vi) certain defaults under ERISA; and (vii) the invalidity or impairment of security interests.

The foregoing summary of the Amendment (and the Credit Agreement as so amended) is qualified in their entirety by reference to the actual Amendment (including the form of amended Credit Agreement attached as Exhibit A thereto), which is attached hereto as Exhibit4.2 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant.

The information set forth under the caption “Indenture” in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Indenture, dated as of December 20, 2013, among Roundy’s Supermarkets, Inc., the guarantors party thereto and U.S. Bank National Association, as trustee.

4.2	Consent and Amendment No. 1 to the Credit Agreement, dated as of December 20, 2013, among Roundy’s Supermarkets, Inc., the lenders from time to time party thereto and Credit Suisse AG, as administrative agent.

4.3	Second Lien Security Agreement, dated as of December 20, 2013, among Roundy’s, Inc., Roundy’s Acquisition Corp., Roundy’s Supermarkets, Inc. and certain of its Subsidiaries and U.S. Bank, National Association, as Collateral Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROUNDY’S, INC.

/s/ EDWARD G. KITZ
	Name:	Edward G. Kitz
	Title:	Group Vice President — Legal, Risk &
Treasury and Corporate Secretary

Date: December 23, 2013

Exhibit Index

Exhibit No.	Description

4.1	Indenture, dated as of December 20, 2013, among Roundy’s Supermarkets, Inc., the guarantors party thereto and U.S. Bank National Association, as trustee.

4.2	Consent and Amendment No. 1 to the Credit Agreement, dated as of December 20, 2013, among Roundy’s Supermarkets, Inc., the lenders from time to time party thereto and Credit Suisse AG, as administrative agent.

4.3	Second Lien Security Agreement, dated as of December 20, 2013, among Roundy’s, Inc., Roundy’s Acquisition Corp., Roundy’s Supermarkets, Inc. and certain of its Subsidiaries and U.S. Bank, National Association, as Collateral Agent.